Exhibit 1.A(8)(b)(xxxxi)

AMENDMENT TO PARTICIPATION AGREEMENT

THIS AGREEMENT is made by and among Security Life of Denver Insurance Company, a life insurance company organized under the laws of the State of Colorado (the "Company"), Variable Insurance Products Fund II, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), and Fidelity Distributors Corporation, a Massachusetts corporation (the "Underwriter") (collectively, the "Parties").

WHEREAS, the Parties executed a participation agreement dated August 10, 1994 (the "Participation Agreement"), governing how shares of the Fund's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts (the "Contracts") offered by the Company through certain separate accounts (the "Separate Accounts");

WHEREAS, the various contracts for which shares are purchased are listed in Schedule A of the Participation Agreement;

WHEREAS, the funding vehicles for the Contracts are listed in Schedule D of the Participation Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

The Participation Agreement is hereby amended by substituting for the current Schedules A and D amended Schedules A and D in the form attached hereto.

Executed this 16 day of November, 2001.

Security Life of Denver Insurance Company		Variable Insurance Products Fund II

BY:	/s/ Jim Livingston	BY:	/s/ Robert Dwight
	Jim Livingston		Robert Dwight
	Executive Vice President		Senior Vice President

Fidelity Distributors Corporation

		BY:	/s/ Mike Kellogg
Mike Kellogg
Executive Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date of Established by Board of Directors	Contracts Funded By Separate Account

Security Life Separate Account A1 (November 3, 1993)	The Exchequer Variable Annuity (Flexible Premium Deferred Combination Fixed and Variable Annuity Contract)

Security Life Separate Account L1 (November 3, 1993)
  FirstLine Variable Universal Life
  Strategic Advantage Variable Universal Life
  FirstLine II Variable Universal Life
  Strategic Advantage II Variable Universal Life
  Variable Survivorship Universal Life
  Corporate Benefits Variable Universal Life
  Estate Designer Variable Universal Life (Joint and Survivor)
  Asset Portfolio Manager Variable Universal Life
  Strategic Investor Variable Universal Life

Security Life Separate Account SLDM1 (September 11, 2000)	Magnastar Private Placement Variable Universal Life

Security Life Separate Account SLDM2 (September 11, 2000)

Security Life Separate Account SLDF1 (September 11, 2000)	PeakPlus Private Placement Variable Universal Life

Security Life Separate Account SLDF2 (September 11, 2000)

Security Life Separate Account SLDF3 (September 11, 2000)

Security Life Separate Account SLDF4 (September 11, 2000)

Security Life Separate Account SLDF5 (September 11, 2000)

Schedule D

Portfolio of the Fund available as funding vehicles under the Contracts:

Initial Class Shares
Asset Manager Portfolio
Index 500 Portfolio

Service Class Shares*
Asset Manager Portfolio

* for the following Contracts only:
Asset Portfolio Manager
Strategic Investor